Exhibit 99.7

Transcom Worldwide AB

Corporate Identity Number 556880-1277

Annual Report 2013

The Board of Directors and President hereby submit the Annual Report for the fiscal year January 1, 2013 – December 31, 2013

Annual Report – December 31, 2013

Transcom Worldwide AB

Corporate Registration Number 556880-1277

Contents

Administration report	3

Income statement	4

Statement of comprehensive income	4

Parent Company balance sheet	5-6

Statement of changes in equity	7

Statement of cash flow	8

Supplementary disclosures	9-16

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Annual Report – December 31, 2013

Transcom Worldwide AB

Corporate Registration Number 556880-1277

Director’s report

Operations

The company is a wholly owned subsidiary of Transcom Worldwide S.A. Luxembourg. The company conducts intra-Group operations, and coordinates and administers all related invoicing for the Group-wide administrative services rendered between the companies in the Transcom Group. In addition, the company provides communication services to external parties.

Significant events during the year

During the fiscal year, the company began conducting intra-Group operations having gradually taken over certain Group functions from the Parent Company in Luxembourg. The company coordinates and administers all related invoicing for the Group-wide administrative services rendered between the companies in the Transcom Group. Accordingly, the company employed 14 people during the year. From 2013, the company prepares its financial reports in accordance with the Swedish Annual Accounts Act and RFR 2 Accounting for legal entities. The change of accounting regulations occured as preparation ahead of a merger that is planned between the company and its Parent Company, Transcom Worldwide S.A. Luxembourg.

Significant events after the end of the fiscal year

During 2014, the company acquired a subsidiary in Serbia. The decision was investigate the possibility to merge Transcom Worldwide AB with the Parent Company, Transcom Worldwide S.A. Luxembourg, whereby Transcom Worldwide AB will become the new Parent Company of the Transcom Group. As a result of the merger, Transcom Worldwide AB will be a listed company with only one type of shares. The aim is also to implement a reverse 50:1 split after the merger.

Two-year summary (EUR thousand)	2013	2012
Revenue	17 920	0
Profit/loss after financial items	372	-43
Balance-sheet total	20 844	56
Equity/assets ratio (%)	1,6	98,9
Average number of employees	14	0

The comparative year comprises the company’s first year of operation from January 9, 2012 to December 31, 2012.

Ownership structure

The company is a wholly owned subsidiary of Transcom Worldwide S.A. Luxembourg.

Appropriation of profit

(Amounts in EUR)

Proposed appropriation of the company’s profit

The following funds are at the disposal of the Annual General Meeting:

retained earnings	0
profit for the year	298 899

298 899

The Board proposes that the unappropriated funds be disposed of as follows:

to be carried forward	298 899

298 899

For more information regarding the company’s earnings and financial position, refer to the following income statement, balance sheet and the accompanying supplementary disclosures and notes.

3(16)

Annual Report – December 31, 2013

Transcom Worldwide AB

Corporate Registration Number 556880-1277

Income statement

(Amounts in EUR)	Note	Jan 1, 2013 Dec 31, 2013	Jan 9, 2012 Dec 31, 2012

Revenue	5,6	17 920 344	0
Cost of sales		-5 665 755	0

Gross profit		12 254 589	0

Administrative expenses	7	-11 948 251	-43 322
Other operating income	8	274 866	0
Other operating expenses	9	-208 565	0

Total operating expenses		-11 881 950	-43 322

Operating profit/loss		372 639	-43 322

Profit from financial investments
Other interest income and similar profit items		4	407
Interest expenses and similar loss items	10	-519	0

Total financial items		-515	407

Profit/loss after financial items		372 124	-42 915

Tax on profit for the year	11	-73 225	0

Profit/loss for the year		298 899	-42 915

Statement of comprehensive income

(Amounts in EUR)	Jan 1, 2013 Dec 31, 2013	Jan 9, 2012 Dec 31, 2012

Profit/loss for the year	298 899	-42 915

Comprehensive income for the year	298 899	-42 915

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Annual Report – December 31, 2013

Transcom Worldwide AB

Corporate Registration Number 556880-1277

Balance sheet

(Amounts in EUR)	Note	Dec 31, 2013	Dec 31, 2012
ASSETS

Non-current assets
Property, plant and equipment
Leasehold improvements	12	4 463	0
Equipment, tools, fixtures and fittings	13	8 445	0

		12 908	0

Total non-current assets		12 908	0

Current assets	14
Current receivables
Trade receivables		777 440	0
Receivables from Group companies		20 040 552	118
Prepaid expenses and accrued income		12 907	0

		20 830 899	118

Cash and cash equivalents		0	55 515

Total current assets		20 830 899	55 633

TOTAL ASSETS		20 843 807	55 633

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Annual Report – December 31, 2013

Transcom Worldwide AB

Corporate Registration Number 556880-1277

Balance sheet

(Amounts in EUR)	Note	Dec 31, 2013	Dec 31, 2012
EQUITY AND LIABILITIES

Equity	15
Restricted equity
Share capital		55 000	55 000

		55 000	55 000
Non-restricted equity
Retained earnings		0	42 915
Profit/loss for the year		298 899	-42 915

		298 899	0

Total equity		353 899	55 000

Current liabilities
Trade payables		208 028	237
Liabilities to Group companies		19 368 762	396
Income tax payables		25 732	0
Other liabilities		608 808	0
Accrued expenses and prepaid i		278 578	0

Total current liabilities		20 489 908	633

TOTAL EQUITY AND LIABILITIES		20 843 807	55 633

MEMORANDUM ITEMS

Pledged assets		0	0

Contingent liabilities		0	0

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Annual Report – December 31, 2013

Transcom Worldwide AB

Corporate Registration Number 556880-1277

Statement of changes in equity

(Amounts in EUR)	Share capital	Statutory reserve	Retained earnings incl. profit for the year	Total equity
Share capital paid	55 000			55 000
Shareholder’s contributions received			42 915	42 915
Comprehensive income for the year			-42 915	-42 915

As at – December 31, 2012	55 000	0	0	55 000

As at – January 1, 2013	55 000	0	0	55 000
Comprehensive income for the year			298 899	298 899

As at – December 31, 2013	55 000	0	298 899	353 899

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Annual Report – December 31, 2013

Transcom Worldwide AB

Corporate Registration Number 556880-1277

Statement of cash flows

(Amounts in EUR)	Note	Jan 1, 2013 Dec 31, 2013	Jan 9, 2012 Dec 31, 2012

Operating activities
Operating profit/loss		372 639	-43 322
Adjustments for non-cash items	16	-227 748	0
Interest received		4	407
Interest paid		-519	0
Income tax paid		-47 493	0

Cash flow from operating activities before changes in working capital		96 883	-42 915

Cash flow from changes in working capital
Change in operating receivables		-20 600 591	-118
Change in operating liabilities		20 463 543	633

Cash flow from operating activities		-40 165	-42 400

Investing activities
Acquisition of tangible assets		-15 350	0

Cash flow from investing activities		-15 350	0

Financing activities
New share issue		0	55 000
Shareholders’ contributions received		0	42 915

Cash flow from financing activities		0	97 915

Cash flow for the year		-55 515	55 515
Cash and cash equivalents at beginning of the year		55 515	0

Cash and cash equivalents at end of the year		0	55 515

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Annual Report – December 31, 2013

Transcom Worldwide AB

Corporate Registration Number 556880-1277

Notes to the financial statements

Note 1	General information

The registered office of Transcom Worldwide AB, Corporate Registration Number 556880-1277, is in Stockholm, Sweden. The company is a wholly owned subsidiary of Transcom Worldwide S.A. Luxembourg. The company conducts intra-Group operations, and coordinates and administers all related invoicing for the Group-wide administrative services rendered between the companies in the Transcom Group.

The company is a wholly owned subsidiary of Transcom Worldwide S.A. Luxembourg, Corporate Registration Number B59528, which prepares consolidated financial statements that include Transcom Worldwide AB.

Note 2	Accounting and valuation policies

As of 2013, the Swedish Annual Accounts Act and RFR 2 Accounting for Legal Entities are applied in the preparation of financial statements. This entails that the company is to apply International Financial Reporting Standards (IFRS) within the scope permitted under RFR 2. This change in accounting regulations did not impact the comparative figures for 2012.

At the time of preparation of the Annual Report on December 31, 2013, standards and interpretations had been published that had not yet entered into force. None of these revised or new standards are expected to impact the company’s financial statements for 2014.

Accounting currency

The Annual Report is prepared in EUR, which is the company’s functional currency.

Classification

The balance-sheet items classified as current assets and current liabilities are expected to be recovered or paid within 12 months. All other balance-sheet items are expected to be recovered or paid after 12 months.

Cash flow statement

The statement of cash flows was prepared in accordance with the indirect method, with adjustments made for transactions not involving cash payments or disbursements. In addition to cash and bank balances, cash and cash equivalents include current liquid investments that mature within three months and, which can easily be converted into a known amount and are exposed to an insignificant risk of value fluctuations.

Valuation policies, etc.

Assets, provisions and liabilities are measured at cost, unless otherwise indicated.

Revenue recognition

Service assignments conducted on a current-account basis are recognized in pace with the execution of the work. Interest income is recognized on an accrual basis over the maturity periods, applying the effective interest method.

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Annual Report – December 31, 2013

Transcom Worldwide AB

Corporate Registration Number 556880-1277

Property, plant and equipment

Property, plant and equipment are recognized at cost less accumulated depreciation and any impairment losses. Expenses incurred in order to improve the original performance level of an asset increase the carrying amount of the asset. Expenses for repairs and maintenance are expensed on an ongoing basis. Depreciation according to plan is based on the cost of the asset, which, after deduction for any residual value, is distributed over the estimated useful life.

Depreciation is based on the following useful lives:

Leasehold improvements	3 years
Equipment	4-5 years

All depreciation is included under administrative expenses in profit or loss.

Leasing

Lease agreements are classified as either financial or operating leases. Financial leases exist when the economic risks and benefits associated with the leased asset have been essentially transferred to the lessee. All other leases are classified as operating leases. All lease agreements are recognized as operating leases, which means that the leasing fee is distributed straight-line over the lease term.

Impairment

In case of an indication of a decrease in the value of an asset, the recoverable amount of the asset is determined. If the carrying amount exceeds the recoverable amount, the asset is impaired to the latter value. The recoverable amount is defined as the higher of market value and value in use. Value in use is defined as the present value of estimated future payments generated by the asset. Impairment losses are recognized in profit or loss.

Income tax

Income tax includes current and deferred tax. The tax is recognized in profit or loss, except when it pertains to items recognized directly in equity. In such cases, the tax is also recognized in equity. Deferred tax is recognized according to balance-sheet method on all material temporary differences. A temporary difference arises when the carrying amount of an asset or liability differs from the taxable value.

Deferred tax is calculated applying tax rates that have been decided or announced on the balance-sheet date, which is currently 22%. Deferred tax assets are recognized insofar as it is probable that future taxable surpluses will be available against which the temporary differences can be utilized.

Financial instruments

The company classifies its financial instruments on the basis of the purpose for which the instruments were acquired. During the fiscal year, the financial instruments were from the following classes:

Loans and trade receivables

Loans and trade receivables have fixed payments and are not held for the purpose of trading. They are included in current assets except for the items that fall due more than 12 months after the balance-sheet date, which are classified as non-current assets. Measurement after the date of acquisition occurs at amortized cost less possible provision for any decrease in value.

An impairment loss on trade receivables and loans is recognized in profit and loss as other external cost.

Loan liabilities and trade payables

Loan liabilities and trade payables are recognized after the acquisition date at amortized cost.

The purchase and sale of financial instruments are recognized on the transaction date, meaning the date on which the binding agreement was signed. All financial instruments not measured at fair value are initially measured at cost plus transaction costs.

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Annual Report – December 31, 2013

Transcom Worldwide AB

Corporate Registration Number 556880-1277

Calculation of the fair value of financial instruments

When establishing fair value for financial assets and liabilities, the official market listings on the balance-sheet date are used. In the event such listings are lacking, measurement is performed using generally accepted methods, such as the discounting of future cash flows by the quoted market interest rate for each term.

Amortized cost

Amortized cost is calculated using the effective interest method, which means any premium or discount prices, as well as directly attributable expenses or income are accrued during the contract term, using the estimated effective interest rate. When calculating the present value of future cash flows, the effective interest rate is used to measure the cost of the instrument.

Receivables

Receivables are recognized at the amount by which they are estimated to be received.

Receivables and liabilities in foreign currency

Foreign-currency receivables and liabilities have been recalculated at the exchange rates prevailing on the balance-sheet date. The difference between cost and the value on the balance-sheet date was recognized in profit or loss.The foreign-currency receivables and liabilities were recalculated at the forward exchange rate to correspond with hedging transactions. Profit and losses on the operation’s receivables and liabilities are recognized in operating profit while profit and losses on financial receivables and liabilities are recognized in net financial items.

Borrowing

Borrowing is initially recognized at fair value, net after transaction costs. Borrowing is then recognized at amortized cost and any difference between the amount received (net after transaction costs) and the repayment amount is recognized in profit or loss distributed over the term of the loan using the effective interest method. Loan expenses are recognized in profit or loss in the year to which they refer. Borrowing is classified as current liabilities unless the Group has an unconditional right to postpone payment of the loan for at least 12 months after the balance-sheet date.

Provisions

Provisions recognized cover legal and informal obligations attributable to the fiscal year or previous fiscal years and which are hedged or probable on the balance-sheet date but uncertain in terms of the amount or the date on which they will be discharged.

Employee benefits

The company’s pension plans for post-employment remuneration include only defined-contribution plans. In defined-contribution plans, the company pays fixed fees to a separate legal entity. When the fee has been paid, the company has no further obligations. Remuneration to employees such as salary and pension is recognized as a cost during the period when the employee performed the services to which the remuneration pertains.

Note 3	Estimations and assessments

To be able to prepare the accounts according to generally accepted accounting principles, the company management and the Board of Directors must make assessments and assumptions that affect the recognized income and expenses, and assets and liabilities, as well as other disclosures. The actual results may differ from the assessments made. The areas where the estimates and assumptions could entail the risk of adjustments in the carrying amounts of assets and liabilities during future fiscal years pertain primarily to the measurement of trade receivables.

Trade receivables are recognized on the date of acquisition at amortized cost applying the effective interest method, less any possible provision for decreases in value. A decrease in value occurs when the company management believes that there is objective evidence that an amount will not be received. An incorrect assessment could lead to trade receivables being measured either too high or too low for a specific year.

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Annual Report – December 31, 2013

Transcom Worldwide AB

Corporate Registration Number 556880-1277

Note 4	Financial risks

Financial risks can primarily be divided into the following categories: market risks (incl. currency risk, interest-rate risk and price risk), credit risk and liquidity risk.

The overall risk management policy, adopted by the Board of Directors, is to strive to minimize the adverse impact on financial results and position.

Currency risk

Sales occur in both the accounting currency and in SEK. The purchases mainly occur in SEK and EUR.

When deemed suitable, future currency fluctuations are hedged. The objective is to try to neutralize the exchange-rate effects in transactions in various currencies. At the end of the year, the company was exposed to exchange-rate risk pertaining primarily to trade receivables and trade payables. Should exchange rates for all currencies be 5% higher/lower, the impact on earnings would be -/+ EUR 599 thousand based on exposure on the balance-sheet date.

Interest-rate risk

Interest-rate risk pertains to the risk that changes to the market rate of interest impact the company’s net interest. The company has both financial assets and liabilities that are interest bearing. Calculated on the basis of financial interest-bearing assets at December 31, 2013, a one percentage point change in the market interest rate would impact the Group’s earnings by EUR 200 thousand for 2014. Calculated on the financial interest-bearing liabilities at December 31, 2013, a one percentage point change in the market interest rate would impact earnings by EUR 194 thousand.

The average interest rate on the Group’s interest-bearing financial assets was 2.8% in 2013. The average interest rate of the interest-bearing financial liabilities was 2.1% in 2013.

Price-risk rates

At the balance-sheet date, the company was not exposed to any price risks pertaining to financial instruments.

Credit risk

The company strives for the best possible credit rating for the company’s counterparties. Most of the company’s sales can occur with low credit risk. Historically, credit losses have been low. The maximum exposure to credit risk pertaining to financial assets amounted to EUR 20,818 thousand (56) on December 31, 2013. In other respects, there were no significant concentrations of credit risks, either geographical or in certain customer segments.

The vast proportion of financial receivables were against group companies. On the balance-sheet date, there were no financial receivables due.

Liquidity risk

Liquidity risk entails the risk that there is insufficient cash and cash equivalents and marketable securities or agreed credit opportunities to close the market positions. The liquidity risk is deemed stable and the Board of Directors believes that the capital required to meet the company’s commitments will be available during the 2014 fiscal year.

Managing capital risk

The objective of capital risk, defined as equity, is to secure the company’s ability to continue its operations to be able to generate return to shareholders and benefits to other stakeholders, as well as to optimize the capital structure with respect to the capital cost. Dividends to shareholders, the redemption of shares, the issue of new shares or the divestment of assets are examples of measures that can be used to adjust the capital structure.

DISCLOSURES ON INDIVIDUAL ITEMS

Note 5	Net sales by geographical market

	2013	2012
Europe	13 752 616	0
Asia	2 509 857	0
Africa	581 569	0
North America	639 363	0
South America	436 939	0
	17 920 344	0

Note 6	Purchasing and sales within the Group

	2013	2012
Share of sales that pertain to Group companies	68,4%	0%
Share of purchases that pertain to Group companies	94.0%	99,5%

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Annual Report – December 31, 2013

Transcom Worldwide AB

Corporate Registration Number 556880-1277

Note 7	Average number of employees, and salaries and other remuneration

	2013		2012
Average number of employees	Number of employees	of whom men	Number of employees	of whom men
Sweden	14	5	0	0

Total	14	5	0	0

Company management	Women	Men	Women	Men
Board of Directors	0	3	0	3
President and other company management	0	3	0	3

			2013	2012
Personnel costs	Salary and remuneration	Social expenses	Salary and remuneration	Social expenses
Board of Directors and President	33 371	10 346	0	0
(of which, pension costs)		0		0
Other employees	389 391	118 418	0	0
(of which, pension costs)	(31,424)	(7,623)		0
Total	422 762	128 764	0	0
(of which, pension costs)	-31 424	-7 623		0

The Chairman of the Board received remuneration totaling EUR 33,371, of which other benefits amounted to EUR 442. Variable remuneration for 2013 was worked up in the Parent Company, Transcom Worldwide S.A. Luxembourg and amounted to EUR 49,394. The entire remuneration pertains to his compensation as an employee. No specific remuneration was paid for Board assignments. The company’s President and Board member are both employees of the Parent Company, Transcom Worldwide S.A. Luxembourg. No remuneration was paid for assignments performed by the President or other Board member.

Note 8	Other operating income

	2013	2012
Exchange-rate gains, current receivables and liabilities	274 866	0
Total	274 866	0

Note 9	Other operating expenses

	2013	2012
Exchange-rate gains, current receivables and liabilities	-55 145	0
Net interest expense, Group-wide	-152 920
Other	-500	0
Total	-208 565	0

Note 10	Interest expense and similar profit/loss items

	2013	2012
Interest expense, others	-519	0
Total	-519	0

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Annual Report – December 31, 2013

Transcom Worldwide AB

Corporate Registration Number 556880-1277

Note 11	Tax on net profit for the year

	2013	2012
Current tax	-73 225	0
Total	-73 225	0

Recognized tax
Recognized profit/loss before tax	372 124	-42 915
Tax according to applicable tax rate, 22%	81 867	-9 441

Reconciliation of recognized tax
Non-deductible expenses	799	0
Unmeasured tax loss carryforwards	0	9 441
Effect of utilized previously unmeasured tax loss carryforwards	-9 441	0
Total	73 225	0

Note 12	Leasehold improvements

	Dec 31, 2013	Dec 31, 2012
Cost at the beginning the of year	0	0
Purchasing	6 300	0
Accumulated cost at the end of the year	6 300	0

Opening depreciation	0	0
Depreciation for the year	-1 837	0
Closing accumulated depreciation	-1 837	0

Carrying amount	4 463	0

Note 13	Equipment, tools, fixtures and fittings

	Dec 31, 2013	Dec 31, 2012
Cost at the beginning of the year	0	0
Investments	9 050	0
Accumulated cost at the end of the year	9 050	0

Opening depreciation	0	0
Depreciation for the year	-605	0
Closing accumulated depreciation	-605	0

Net book value	8 445	0

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Annual Report – December 31, 2013

Transcom Worldwide AB

Corporate Registration Number 556880-1277

Note 14	Financial assets and liabilities

Trade receivables and other receivables	Dec 31, 2013	Dec 31, 2012
Trade receivables	777 440	0
Receivables from Group companies	20 040 552	0
Cash and cash equivalents	0	55 515
Total financial assets	20 817 992	0
Prepaid expenses	12 907	0
Total current receivables	20 830 899	55 633

Carrying amounts essentially correspond with fair value.

The company has not recognized any losses or impairment losses for trade receivables during either 2013 or 2012.

At December 31, 2013, no trade receivables were due. The maximum exposure for credit risk on the balance-sheet date is the fair value of the receivables mentioned above. There is no pledged collateral for receivables.

Financial liabilities	Dec 31, 2013	Dec 31, 2012
Trade payables	208 028	237
Liabilities to Group companies	19 368 762	0
Other liabilities	646	0
Total financial liabilities	19 577 436	237
Non-financial liabilities	941 759	0
Total current liabilities	20 519 195	237

Maturity structure, financial liabilities:

	Dec 31, 2013	Dec 31, 2012
Matures within one month	19 576 727	0
Matures in one to three months	709	0
Matures in three to 12 months	0	0
Total	19 577 436	0

The company’s financing derives within the Group and most of the receivables and liabilities are Groupwide. The company has been deemed to have no liquidity problems managing liabilities.

Note 15	Equity

One share in Transcom Worldwide AB carries a quotient value of EUR 0.043. The number of shares amounts to 1,279,070 and the share capital is EUR 55,000. Conditional shareholders’ contributions amount to EUR 42,915.

In other respects, refer to the Statement of changes in equity.

Note 16	Items not affecting cash flow

	Dec 31, 2013	Dec 31, 2012
Depreciation/amortization	2 442	0
Unrealised changes in value	-235 861	0
Total	-233 419	0

Note 17	Related party transactions

Investment AB Kinnevik, Tele2 AB and Modern Times Group MTG AB are major shareholders in Transcom Worldwide AB’s Parent Company, Transcom Worldwide S.A. Luxembourg. These companies, with subsidiaries, have been identified as related parties. Related-party transactions occur on normal market terms.

The company purchases telephone services from Tele2. The company’s debt as at December 31, 2013, as well as expenses for 2013 are below.

Tele2	Trade payables	4 797
Tele2	Operating expenses	9 363

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Annual Report – December 31, 2013

Transcom Worldwide AB

Corporate Registration Number 556880-1277

Stockholm,

Jörgen Skoog	Johan Eriksson
Chairman	President

    Pär Christiansen

Our Auditor’s Report was submitted on

Erik Åström

Authorized Public Accountant

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